100055IMPORTANT INFORMATION

The following people need to be available to sign documents at the closing:

For the Borrower(s):

Alexandra Nichols, as President, of Sucasa Technologies, Inc., as Managing Member of Getaway Collection LLC Series Western, a Delaware Limited Liability Company

For the Guarantor(s):

Alexandra Nichols, in his/her individual capacity

Amr Shafik, in his/her individual capacity

SUMMARY OF LOAN TERMS

For informational purposes only. In the event of a conflict between this Summary and the Commitment Letter, the Commitment Letter will control.

1.Borrower: Getaway Collection LLC Series Western, a Delaware Limited Liability Company.

2.Lender: Weltham Capital.

3.Guarantor: Alexandra Nichols and Amr Shafik.

4. Loan Amount: $500,500.00.

5.Security: The Loan will be secured by, among other things, the following:

A pledge of one hundred percent (100%) of the membership interest in Getaway Collection LLC Series Western, a Delaware Limited Liability Company; and

A 1st lien on the real property and improvements located at:

7440 E Hubbell St, Scottsdale, AZ 85257

6.Partial Releases of Collateral: None.

7.Term: THREE HUNDRED SIXTY (360) MONTHS.

8.Interest Rate and Payment. 6.825% per annum for the first ten (10) years of the Loan term. Thereafter, the interest rate will be recalculated once per year by adding five and a quarter percentage points (5.25%) to the SOFR index. The interest rate at the first change date will not be greater than 11.825% per annum or less than 6.825% per annum. Thereafter, provided no Event of Default occurs, the interest rate will not increase or decrease by more than two percentage points (2%) from the rate in effect during the prior twelve (12) months. Provided no Event of Default has occurred, the interest rate will never be greater than 11.825% per annum or less than 6.825% per annum. The Loan will require monthly payments of interest for the first ten (10) years of the Loan. The initial monthly interest payment amount is $2,846.59. Thereafter, the Loan will require monthly payments of interest and principal, based upon a 20-year amortization schedule.

9.Prepayment: For any principal prepayment made on or prior to the one-year anniversary of the Closing, the Prepayment Premium shall equal FIVE PERCENT (5.00%) of the amount prepaid. For any principal prepayment made after the one-year anniversary of the Closing, but on or before the two-year anniversary of the Closing, the Prepayment Premium shall equal FOUR PERCENT (4.00%) of the amount prepaid. For any principal prepayment made after the two-year anniversary of the Closing, but on or before the three-year anniversary of the Closing, the Prepayment Premium shall equal THREE PERCENT (3.00%) of the amount prepaid. For any principal prepayment made after the three-year anniversary of the Closing, but on or before the four-year anniversary of the Closing, the Prepayment Premium shall equal TWO PERCENT (2.00%) of the amount prepaid. For any principal prepayment made after the four-year anniversary of the Closing, but on or before the five-year anniversary of the Closing, the Prepayment Premium shall equal ONE PERCENT (1.00%) of the amount prepaid.

10.Loan Origination Fee: $17,517.50 to Lender.

100055 - August 2nd, 2022

Re:Letter of Commitment (the "Commitment Letter") - $500,500.00 Commercial Term Loan (the "Loan")

We are pleased to inform you that your loan request has been approved subject to your acceptance of the following terms and conditions. This Commitment Letter and the agreed terms of the Loan, including any interest rate “lock” will expire on August 13, 2022. If, for any reason, the closing does not occur on or before that date, Lender will have the option to terminate its obligations hereunder and/or renegotiate any term of the Loan. Lender may assign all of its rights and obligations under this Commitment Letter and the loan transaction contemplated herein.

1.Lender: The lender will be Weltham Capital (“Lender”).

2.Borrower: The borrower will be Getaway Collection LLC Series Western, a Delaware Limited Liability Company, a Delaware limited liability company (the "Borrower").

3.Guaranty: The obligations under the Loan will be jointly and severally guaranteed by Alexandra Nichols and Amr Shafik (collectively, the "Guarantors").

Unless specifically waived in writing, Lender will require that all persons (individually, a “Stakeholder”; collectively, the “Stakeholders”) holding a legal, equitable, or beneficial interest: (i) in the Premises; (ii) in Borrower; (iii) in a business entity holding a legal, equitable, or beneficial interest in the Premises; or (iv) in a business entity holding a legal, equitable, or beneficial interest in Borrower, must personally guarantee the Loan. If, after underwriting the Loan, it is disclosed that there are any additional Stakeholders, all such Stakeholders must guarantee the obligations under the Loan and execute and deliver a copy of this Commitment Letter. All Stakeholders are subject to underwriting, including, but not limited to, credit and background checks (the results of which are subject to Lender’s review and approval).

4. Loan Amount: $500,500.00.

5.Security: The Loan will be secured by, among other things, the following:

A pledge of one hundred percent (100%) of the membership interest in Getaway Collection LLC Series Western, a Delaware Limited Liability Company; and

A 1st lien on the real property and improvements located at:

7440 E Hubbell St, Scottsdale, AZ 85257

All the land, buildings, and improvements securing the Loan are hereinafter collectively referred to as the "Premises". Borrower will not further encumber the Premises as collateral for future financing without the prior written consent of Lender. Lender’s consent may be withheld in its sole and absolute discretion.

6. Conditions Precedent to Lender’s Obligations: Lender will not be obligated to make the Loan hereunder unless it receives the following, all in form and substance satisfactory to Lender and its counsel ("Lender’s Counsel") in all respects:

Such items pertaining to Borrower, Guarantors, or the Premises, as Lender may request in its reasonable discretion.

Should Borrower fail to meet each and every condition set forth herein to Lender’s satisfaction, Lender shall have no obligation to close the Loan.

7.Representations as to the Premises: In applying for and accepting the, Borrower represents that the Premises will be non-owner occupied, will not be used for any illegal purposes, and will be a lawfully existing parcel according to Arizona law, in compliance with all applicable laws, and subject to Lender’s approval. A title search, complete with a property description, will be provided by Borrower’s legal counsel ("Borrower’s Counsel") and will be subject to the approval of Lender and Lender’s Counsel.

8.Term: The Loan will have a term of THREE HUNDRED SIXTY (360) MONTHS (the "Term").

9.Interest Rate and Payment. 6.825% per annum for the first ten (10) years of the Loan term. Thereafter, the interest rate will be recalculated once per year by adding five and a quarter percentage points (5.25%) to the SOFR index. The interest rate at the first change date will not be greater than 11.825% per annum or less than 6.825% per annum. Thereafter, provided no Event of Default occurs, the interest rate will not increase or decrease by more than two percentage points (2%) from the rate in effect during the prior twelve (12) months. Provided no Event of Default has occurred, the interest rate will never be greater than 11.825% per annum or less than 6.825% per annum. The Loan will require monthly payments of interest for the first ten (10) years of the Loan. The initial monthly interest payment amount is $2,846.59. Thereafter, the Loan will require monthly payments of interest and principal, based upon a 20-year amortization schedule.

10.ACH PAYMENTS: ON THE FIRST (1ST) DAY OF EACH MONTH DURING THE TERM, PAYMENTS WILL BE AUTOMATICALLY DEDUCTED VIA ACH FROM AN ACCOUNT DESIGNATED AND WHOLLY-OWNED BY BORROWER. BORROWER MUST BRING A VOIDED CHECK TO THE CLOSING OF THE LOAN FOR THE PURPOSE OF SETTING UP THE ACH PAYMENTS.

11.Prepayment: For any principal prepayment made on or prior to the one-year anniversary of the Closing, the Prepayment Premium shall equal FIVE PERCENT (5.00%) of the amount prepaid. For any principal prepayment made after the one-year anniversary of the Closing, but on or before the two-year anniversary of the Closing, the Prepayment Premium shall equal FOUR PERCENT (4.00%) of the amount prepaid. For any principal prepayment made after the two-year anniversary of the Closing, but on or before the three-year anniversary of the Closing, the Prepayment Premium shall equal THREE PERCENT (3.00%) of the amount prepaid. For any principal prepayment made after the three-year anniversary of the Closing, but on or before the four-year anniversary of the Closing, the Prepayment Premium shall equal TWO PERCENT (2.00%) of the amount prepaid. For any principal prepayment made after the four-year anniversary of the Closing, but on or before the five-year anniversary of the Closing, the Prepayment Premium shall equal ONE PERCENT (1.00%) of the amount prepaid.

12.Loan Origination Fee: In consideration of Lender’s commitment to make the Loan on the terms and conditions stated herein, Borrower will pay the following fees (the "Loan Origination Fees"), fully-earned upon execution of this Commitment Letter, and paid at the Closing. The Loan Origination Fees are payable $17,517.50 to Lender.

Any fees, commissions, etc. due and owing to any broker related to this transaction shall be the responsibility of Borrower and shall be paid by Borrower at the Closing of the Loan.

13.Leasing Covenant: Intentionally left blank.

14.Disbursement of Loan Proceeds: The Loan will be fully funded at the Closing.

15.Partial Releases of Collateral: None.

16.Late Charge: If any payment of interest is not paid within ten (10) days of the date such payment is due, a late charge equal to the lesser of (i) ten percent (10%) of such overdue payment; or (ii) the maximum amount permitted by applicable law shall automatically become due to Lender. If any payment of principal is not paid within ten (10) days of the date such payment is due, a late charge equal to the lesser of: (i) three percent (3%) of such overdue payment; or (ii) the maximum amount permitted by applicable law; shall automatically become due to Lender. Said late charges do not constitute interest and shall constitute compensation to Lender for collection administration costs incurred thereunder.

17.Default and Default Rate: Upon the occurrence of any Event of Default, or upon maturity of the Loan by acceleration or otherwise, the entire outstanding principal amount of the Loan and all interest and other sums due thereon, at the option of Lender, will become immediately due and payable. Should an Event of Default occur, the Loan will thereafter bear interest at the maximum interest rate authorized by applicable law, and if applicable law establishes no maximum interest rate, then Thirty-Five Percent (35%) per annum. Among the events constituting an Event of Default and entitling Lender to accelerate Loan will be Borrower’s failure to make any payment of principal or interest, including the final payment, by the date such payment is due; or the merger or dissolution of Borrower; or the death of any Guarantor.

18.Title: Lender’s obligations under this Commitment Letter is contingent upon title to the Premises being determined as marketable, clear, and completely satisfactory in all respects to Lender and Lender’s Counsel, in their sole and absolute discretion. Borrower will provide Lender with a first priority lien subject to only those exceptions which are satisfactory to Lender and Lender’s Counsel, in their sole and absolute discretion.

19.Title Insurance: Not less than two (2) days prior to the Closing, Borrower’s Counsel will provide Lender with title insurance, utilizing an ALTA Loan Policy (the "Loan Policy”) from an insurance carrier acceptable to Lender. Such insurance company will be duly qualified as such under the laws of the states in which the Premises are located; duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided; and one whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance. The Loan Policy will insure the mortgage(s) for the total principal amount of the Loan as a valid first lien free and clear of all liens and encumbrances except those permitted by Lender. Such Loan Policy will include comprehensive, environmental, zoning, and such other endorsements and affirmative coverage as Lender and Lender’s Counsel may require. Proof of payment by Borrower of the title insurance premiums for the Loan Policy will be presented at closing or itemized on the settlement statement signed at the Closing.

20.Insurance: Not less than two (2) days prior to the Closing, Borrower agrees to furnish casualty and liability insurance (the “Insurance”) as requested by Lender, with such insurance companies as may be acceptable to Lender. Such policies must be paid for twelve (12) months in advance. Such insurance companies must be duly qualified as such under the laws of the states in which the Premises are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and companies whose claims paying ability is rated in the two highest rating categories by Best’s with respect to hazard and flood insurance. Such insurance will be in amounts not less than the greater of: (i) the outstanding principal balance of the Loan; or (ii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Premises. All insurance policies must contain standard mortgagee clauses (without contribution) in favor of Lender, will not be terminable without thirty (30) days’ prior written notice to Lender, and will be deposited with Lender until the Loan is fully paid. All insurance proceeds payable with respect to any damage or destruction of the Premises will be payable to Lender as well as Borrower. Lender will have the right to either apply such proceeds received towards repayment of the Loan or to permit the proceeds to be utilized for restoration of the Premises. All insurance binders must be endorsed in favor of Lender, ISAOA, ATIMA.

21.Flood Hazard Insurance: Flood insurance will be required if the Premises is in a designated flood hazard area. Borrower’s Counsel will provide an opinion as to whether the Premises are located in a flood hazard area. If required, such flood insurance will be from an insurance company duly qualified as such under the laws of the states in which the Premises are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and whose claims paying ability is rated in the two highest rating categories by Best’s with respect to flood insurance.

22.Permits and Approvals: Intentionally left blank.

23.Due on Sale/Transfer of Ownership: The Loan is non-assumable and the entire indebtedness will be due and payable, at Lender's option, upon a sale, encumbrance, transfer, or conveyance of all or any portion of or any interest in the Premises without Lender's prior written consent.

24.Reserves for Assessments, Impositions, Insurance, and Other Charges: Contemporaneously with the closing, Borrower will (i) pay the next installment of real estate taxes and all insurance premiums for the next twelve (12) months; and (ii) deposit with Lender a sum equal to all taxes and insurance premiums for the next twelve (12) months, as Lender reasonably estimates. Thereafter, on each day monthly installments of principal or interest, or both, are due under the Note (or on another day designated in writing by Lender), until all sums due under the Note have been paid in full, Borrower shall pay to Lender (i) a sum of money equal to 1/12th of the annual charges for the insurance premiums and (ii) sum of money equal to 1/12th of the annual taxes, which amounts shall be calculated as the necessary sufficient funds, as Lender reasonably estimates, to permit Lender to pay, at least thirty (30) days prior to the due date, the next installments for taxes and insurance premiums. Borrower shall ensure that Lender receives, at least thirty (30) days prior to the due date, all invoices for taxes and insurance premiums. So long as no Event of Default has occurred and Lender has received all invoices for taxes and insurance premiums, Lender shall pay all invoices for taxes and insurance premiums. Any excess amounts may, at Lender's option, be retained by Lender for future use, applied to the sums due under the Note, or refunded to Borrower. Borrower shall promptly remit to Lender funds (as Lender reasonably determines and demands) sufficient to satisfy any deficiency in the sums due under this Section. The sums required under this Section do not constitute an escrow or trust fund and will not bear interest. The sums required under this Section may be mingled with the general funds of Lender. Borrower grants to Lender a security interest in all funds deposited with Lender for the purpose of securing the Loan. If any time (i) the amount on deposit with Lender, together with amounts to be deposited by Borrower before such insurance premiums are payable, is insufficient to pay such insurance premiums, or (ii) the amount on deposit with Lender, together with amounts to be deposited by Borrower before such taxes are payable, is insufficient to pay such taxes, Borrower shall deposit any deficiency with Lender immediately upon ten (10) days of written demand.

25.Organizational Requirements: Borrower’s operating agreement, bylaws, or other governing documents may not be amended or modified, in any respect, during the term of the Loan, without Lender’s prior written consent.

26.Borrowing Resolution: Borrower will provide a borrowing resolution with the names and titles of authorized signers for the Closing.

28.Termination of Commitment Letter: Lender may terminate its obligations under this Commitment Letter by providing notice to Borrower that any one (1) or more of the following events has occurred:

(A) Borrower and Guarantors will fail to comply with any term or condition hereof; (B) Any representation, warranty, statement, certificate, schedule, or report (the "Affidavits”) made or furnished to Lender are false or misleading in any respect at the time and date such Affidavit is furnished; (C) Borrower and Guarantors will: (i) apply for or consent to the appointment of a receiver, trustee, or liquidator for it or for any of its property; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated as bankrupt or insolvent; (v) file a voluntary petition in Bankruptcy, a petition or an answer seeking reorganization or any agreement with creditors, or an involuntary petition in Bankruptcy will be filed against Borrower or Guarantors and not dismissed within thirty (30) days; or (vi) an order, judgment, or decree will be entered without the application, approval, or consent of Borrower or Guarantors by any court of competent jurisdiction, approving a petition seeking reorganization of Borrower or appointing a receiver, trustee, committee, or liquidator for or of Borrower or Guarantors; or (D) There is a material adverse change in the financial position of Borrower or any Guarantors from that which existed on the date of this Commitment Letter; or (E) Upon the merger or dissolution of Borrower or death of any Guarantor.

29.Expenses: Borrower agrees to pay all expenses connected with the Loan which may include, without limitation, site visits, legal fees, appraisal fees, recording fees, filing fees, registration fees and taxes, whether or not the Loan closes or this Commitment Letter is terminated for any reason.

30.Rights; No Waiver: Lender's rights hereunder are cumulative and the exercise of any one or more of such rights will not preclude the exercise by Lender of any such other rights at the same or any subsequent time. No delay on the part of Lender in exercising any of its rights will operate as a waiver thereof, nor will any exercise of any other rights operate as a waiver.

31.Closing Fees and Deposit: Borrower will pay $995.00 to cover Lender’s expenses incurred in connection with the Loan.

32.Assignment: This Commitment Letter is not assignable by Borrower. Lender will have the right to sell and/or assign all or any portion of the Loan, this Commitment Letter, or any document evidencing, guaranteeing, or securing the Loan.

34.Improvement Costs: Intentionally left blank.

35.Condemnation, Litigation, or Environmental Issues: Lender will not be obligated to close the Loan if any condemnation proceeding or any litigation is pending or threatened against the Premises, Borrower, or Guarantors, or if the Premises are affected by any environmental issues which would in any way impair or affect the full utilization thereof or which could have a material adverse impact on the Premises, or the value of the Premises.

36. Indemnification: Borrower and/or Guarantors will pay, indemnify, and hold Lender harmless from any and all claims of any brokers or anyone claiming a right to any fee in connection with arranging the financing outlined in this Commitment Letter.

37.Merger of Previous Correspondence: All correspondence, applications, or Commitment Letters related to the Loan and dated prior to the date hereof will be merged into this Commitment Letter and be of no further force or effect.

38.No Joint Venture: Notwithstanding anything to the contrary herein contained, Lender, by making this Commitment Letter, or by any action pursuant hereto, will not be deemed to be a partner or to be engaged in a joint venture with Borrower. Borrower agrees to hold Lender harmless from any damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof. Notwithstanding anything to the contrary contained herein, under no circumstances will Lender and/or any of its members, parents, affiliates, subsidiaries, or other related parties and/or any of their respective members, officers, directors, shareholders, agents, and/or employees have any personal liability in connection with this Commitment Letter, the Loan, and/or any matter or circumstance related thereto.

39.Governing Law: This Commitment Letter and the other Loan Documents, except the Security Instrument (which will be governed by the law of the jurisdiction of the Premises), will be governed by and construed in accordance with the internal substantive laws of the state of Connecticut, without regard to the choice of law principles of such state.

40.Jurisdiction: Borrower and Guarantors acknowledge that the terms of the Loan and this Commitment Letter were negotiated and accepted in the state of Connecticut and the performance contemplated hereby will be deemed to be performed in the state of Connecticut and agree to submit to personal jurisdiction in the state of Connecticut in any action or proceeding arising out of this Commitment Letter or the other Loan Documents and further agree that any appropriate state or federal district court located in the state of Connecticut will have exclusive jurisdiction over any case or controversy (except for a foreclosure of the Mortgage or Deed of Trust) arising under or in connection with this Commitment Letter, the Loan, or the Loan Documents and will be a proper forum in which to adjudicate such case or controversy.

41.Publication of Financing: Lender may, in its sole discretion, publicize notice of its financing of Borrower and make reference to its financing of Borrower’s project for promotional purposes.

42.Commercial Loan: Borrower acknowledges that the Loan is part of a commercial transaction and is not subject to any state’s consumer protection laws. Borrower acknowledges that Lender would not be proceeding with Borrower without this representation.

43.Disclaimer: This Commitment Letter is based upon preliminary information and application provided by Borrower and Guarantors. Lender has relied on all the information provided by Borrower and Guarantors as being true and correct in all respects. Final terms and conditions of any loan will be subject to, among other things, Lender’s due diligence, legal review by Lender’s Counsel, credit review procedures, and internal approvals in Lender’s sole and absolute discretion. All due diligence and reports, including without limitation, title, engineering, environmental, and zoning must be acceptable to Lender and Lender’s Counsel in all respects. This Commitment Letter and its terms are submitted on a confidential basis and will not be disclosed, except to investors and advisors of Borrower who may be bound by such confidentiality arrangements. This Commitment Letter and any subsequent legal documentation pertaining to the Loan or any loan between Borrower and Lender, will be governed by the laws of the state of Connecticut.

44.Counterparts: This Commitment Letter may be executed in counterparts, each of which will be deemed to be an original, but all of which, taken together, will constitute one and the same agreement.

45.Supersedes Previous Agreements: This Commitment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

46.Force Majeure: In no event shall Lender be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that Lender shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

47.Post-Closing Obligations: Borrower and Guarantors will deliver, or cause to be delivered, by the applicable deadlines set forth below (subject to any extensions of such deadline as may be granted by Lender, in writing, in its sole and absolute discretion):

Borrower must provide 6 consecutiive months of short-term rental income history showing an average of at least $3,375 per month within 90 days of the closing of the loan.

48.Additional Fees: At the Closing, Borrower will pay the following:

$90.00 Assignment Fee to Lender

$1,500.00 Processing Fee to Commercial Lender LLC

$495.00 Underwriting Fee to Commercial Lender LLC

Any fees, commissions, etc. due and owing to any broker related to this transaction shall be the responsibility of Borrower and shall be paid by Borrower at the Closing of the Loan.

49.Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

50.1031 Exchange: Intentionally left blank.

51.Legal Services and Opinion: All legal services to be rendered on behalf of the Borrower in connection with this Loan will be performed by an attorney (or attorneys) acceptable to the Lender, and who are licensed to practice in the state of Arizona, and who have a current malpractice insurance policy in an amount satisfactory to the Lender, the expenses of which will be borne by Borrower. At the closing of the Loan, the Lender must receive a legal opinion from the Borrower’s Counsel (in form and substance satisfactory to the Lender and the Lender’s Counsel), stating among other things:

That the Note, Guaranty, Security Instruments, Commercial Loan Agreement, and all other documents evidencing, guaranteeing, securing, or otherwise having been delivered in connection with the Loan (collectively, the "Loan Documents") have been duly authorized executed and delivered and constitute valid and binding obligations of each person executing such document, enforceable in accordance with their terms;

That Borrower is duly organized and in good standing, registered to conduct business in the state of Delaware, has the power and authority to enter into the transactions contemplated hereby;

Such other matters as the Lender or the Lender’s Counsel may require.

This Commitment Letter is to be evidenced by, and is conditioned upon, Lender’s receipt of a properly executed original or facsimile of this Commitment Letter, including all exhibits, no later than August 7, 2022, or the offer of commitment will be withdrawn at Lender’s option. No changes, corrections, whiteouts, erasures, or substitutions may be made to this Commitment Letter without Lender’s approval. Upon your acceptance of this Commitment Letter, you will be obligated to accept the Loan in the amounts and on the terms and conditions set forth herein. This Commitment Letter will become effective only upon your acceptance of, and agreement to be bound by, the above terms and conditions.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Commitment Letter to be duly executed as of the date below.

IN WITNESS WHEREOF, the parties have caused this Commitment Letter to be duly executed as of the date below.

Authorization

Loan Number: 100055

Property Address:

7440 E Hubbell St, Scottsdale, AZ 85257

The servicer is hereby authorized to communicate with the following individuals regarding my loan and to treat any such individuals as authorized agents of the Borrower for the request and disbursement of loan funds:

RESOLUTION OF THE MEMBERS

THE UNDERSIGNED, being all of the members of Getaway Collection LLC Series Western, a Delaware Limited Liability Company, a Delaware limited liability company (the “Company”), pursuant to the provisions contained in the applicable limited liability company law of the state of Delaware and the operating agreement of the Company, hereby severally and unanimously consent to taking of the actions described below, and such actions shall constitute actions duly adopted, taken, and authorized by the unanimous consent of the members of the Company as of

August 2nd, 2022.

RESOLVED, that the Company be, and it hereby is, authorized and empowered to enter into as borrower that certain mortgage commitment (the “Commitment”) with Commercial Lender LLC, which Commitment provides for a $500,500.00 loan (the “Loan”) to the Company, which shall be secured by, among other things, a 1st lien on the real property and improvements located at 7440 E Hubbell St, Scottsdale, AZ 85257.

FURTHER RESOLVED, that the Company be, and it hereby is, authorized and empowered (1) to execute and deliver a Promissory Note, a Mortgage or Deed of Trust, an Assignment of Leases and Rents, a Commercial Loan Agreement, and any undertakings, affidavits, certificates, and other documents and instruments which may be necessary or advisable in the sole determination of the officer of the Company executing the same, with such additions, changes, or modifications thereto or therein, which may be substantive and substantial in nature, as the officer of the Company executing the same may determine, the execution of such documents and instrument to be conclusive evidence of the aforesaid determinations, and (2) to take any and all other actions in connection with the placing of the Loan, including, without limitation, paying, receiving, or directing payment of funds on behalf of the Company which may be necessary or desirable to consummate the transactions contemplated herein.

FURTHER RESOLVED, that , notwithstanding any provision of the Company’s operating agreement to the contrary, each member of the Company is authorized to execute a Collateral Assignment of Membership Interest, pledging his/her/their membership in the Company as collateral security for the aforementioned Loan

FURTHER RESOLVED, that the Company authorizes Alexandra Nichols, as President, of Sucasa Technologies, Inc. to take any and all acts and to execute all instruments, documents, and certificates necessary and proper to carry on the business of the Company, including but not limited to, buying, selling, or refinancing real estate and the closing of mortgage loan transactions in connection therewith.

FURTHER RESOLVED, that said Alexandra Nichols, as President, of Sucasa Technologies, Inc. is/are authorized and empowered to take any and all acts and to execute all instruments, documents, and certificates necessary and proper to carry out the foregoing resolutions.